Exhibit 99.1

PennyMac Mortgage Investment Trust

Reports First Quarter 2026 Results

WESTLAKE VILLAGE, Calif. – May 5, 2026 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $14.2 million, or $0.16 per common share for the first quarter of 2026, on net investment income of $82.1 million. PMT previously announced a cash dividend for the first quarter of 2026 of $0.40 per common share of beneficial interest, which was declared on March 11, 2026, and was paid on April 24, 2026, to common shareholders of record as of April 9, 2026.

First Quarter 2026 Highlights

Financial results:

•	Net income attributable to common shareholders of $14.2 million; annualized return on average common shareholders’ equity of 4%[1]

•

Lower contribution from the interest rate sensitive strategies, primarily due to increased mortgage servicing rights (MSR) runoff related to higher coupon loans, partially offset by improved results in the aggregation and securitization[2] segment

•	Book value per common share was $14.98 at March 31, 2026, down from $15.25 at December 31, 2025

Other investment highlights:

•	Investment activity driven by acquisition volumes

•	Loans acquired totaled $4.3 billion in unpaid principal balance (UPB), down 21% from the prior quarter

•

Acquired $2.8 billion in UPB of conventional conforming and nonconforming correspondent loan volume from PennyMac Financial Services, Inc. (NYSE: PFSI) through the correspondent fulfillment arrangement, down 24% from the prior quarter

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter
[2]	Formerly referred to as the correspondent production segment

•	Resulted in the creation of $40 million in new mortgage servicing rights (MSRs)

•	Also acquired $1.5 billion in UPB of loans from PFSI’s production, down 15% from the prior quarter

•	Closed three Agency-eligible investor loan securitizations, two jumbo loan securitizations, and three Agency-eligible owner occupied loan securitizations with a combined UPB of $2.8 billion

•	Generated $189 million of net new investments in non-Agency subordinate bonds and $12 million of net new investments in non-Agency senior bonds[3]

•	Sold $477 million of Agency fixed-rate mortgage-backed securities (MBS)

Other highlights:

•	Redeemed $345 million of exchangeable senior notes due March 2026

Notable activity after quarter end:

•

Completed one Agency-eligible investor loan securitization, one Agency-eligible owner occupied loan securitization, and priced another Agency-eligible investor loan securitization with a combined UPB of $1.1 billion

•	Generated $70 million of net new investments in non-Agency subordinate bonds[2]

“PMT’s first quarter net income of $14 million, or $0.16 in diluted earnings per share was impacted by lower contributions from our interest rate sensitive strategies partially offset by improved results in our aggregation and securitization segment,” said Chairman and CEO David Spector. “While these factors contributed to a decline in book value per share, the underlying fundamentals of our investments remain strong. We are particularly enthusiastic about the continued success of our private label securitization program, highlighted by the completion of eight transactions during the quarter totaling $2.8 billion in UPB. This activity drove continued organic investment creation and we retained more than $200 million of new investments, reinforcing our ability to create high-quality credit assets in a challenging environment. We remain on pace to complete approximately 30 securitizations in 2026, which we expect will build a substantial foundation of investments with attractive returns to support PMT’s future earnings.”

[3]

We consolidate the assets and liabilities of the trust that issued the subordinate and senior bonds; accordingly, these investments are shown as Loans held for investment at fair value and Asset-backed financing of variable interest entities at fair value on our consolidated balance sheets

Mr. Spector continued, “Our ability to successfully pivot toward credit-sensitive strategies underscores the depth and agility of our investment platform. The shift into private label securitizations has allowed us to deploy capital into new, high-quality credit investments that we anticipate will produce low-to-mid teens returns on equity. We remain focused on the continued expansion of our securitization program and disciplined capital allocation. As a result, we are confident that our strategy and diversified portfolio of investments will drive the returns necessary to support our dividend and create value for our shareholders over the long-term.”

The following table presents the contributions of PMT’s segments to pretax income:

Quarter ended March 31, 2026	Credit sensitive strategies	Interest rate sensitive strategies	Aggregation and securitization	Reportable segment total	Corporate	Total
	(in thousands)
Net investment income:
Net loan servicing fees	$—	$83,586	$—	$83,586	$—	$83,586
Net gains on loans held for sale	—	—	22,910	22,910	—	22,910
Net (losses) gains on investments and financings
Mortgage-backed securities	—	(33,407)	—	(33,407)	—	(33,407)
Loans held for investment	2,191	(5,758)	—	(3,567)	—	(3,567)
CRT investments	13,911	—	—	13,911	—	13,911

Net gains (losses) on investments and financings	16,102	(39,165)	—	(23,063)	—	(23,063)
Net interest income (expense):
Interest income	19,229	214,630	39,531	273,390	2,701	276,091
Interest expense	18,727	227,557	31,554	277,838	1,912	279,750

Net interest income (expense)	502	(12,927)	7,977	(4,448)	789	(3,659)
Other	(48)	—	2,408	2,360	—	2,360

Net investment income	16,556	31,494	33,295	81,345	789	82,134

Expenses:
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	2	19,721	—	19,723	—	19,723
Management fees	—	—	—	—	6,762	6,762
Loan fulfillment fees	—	—	5,737	5,737	—	5,737
Professional services	—	—	10,844	10,844	2,657	13,501
Compensation	—	—	—	—	2,976	2,976
Loan collection and liquidation	17	2,107	—	2,124	—	2,124
Safekeeping	—	802	53	855	—	855
Mortgage loan origination Fees	—	—	213	213	—	213
Other	77	873	31	981	2,367	3,348

Total expenses	96	23,503	16,878	40,477	14,762	55,239

Pretax income (loss)	$16,460	$7,991	$16,417	$40,868	$(13,973)	$26,895

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments and investments in non-Agency subordinate bonds from private-label securitizations of PMT’s production. Pretax income for the segment was $16.5 million on net investment income of $16.6 million, compared to pretax income of $23.5 million on net investment income of $23.6 million in the prior quarter.

Net gains on investments in the segment were $16.1 million, compared to $24.8 million in the prior quarter. These net gains included $13.9 million of gains from PMT’s organically-created GSE CRT investments and $2.2 million of gains from non-Agency subordinate bonds from PMT’s production.

Net gains on PMT’s organically-created CRT investments for the quarter were $13.9 million, compared to $16.2 million in the prior quarter. These net gains included $2.8 million in valuation-related gains, which reflected the impact of credit spread tightening in the first quarter, down from $3.6 million in the prior quarter. Net gains on PMT’s organically-created CRT investments also included $12.5 million in realized gains and carry, compared to $13.3 million in the prior quarter. Realized losses during the quarter were $1.4 million, up from $0.7 million in the prior quarter.

Net interest income for the segment totaled $0.5 million, compared to $1.3 million of net interest expense in the prior quarter. Interest income totaled $19.2 million, up from $17.5 million in the prior quarter. Interest expense totaled $18.7 million, down from $18.9 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to decrease in fair value. The results in the Interest Rate Sensitive Strategies segment consist of net loan servicing fees, net gains and losses on investments, and net interest expense, as well as associated expenses.

Pretax income for the segment was $8.0 million on net investment income of $31.5 million, compared to pretax income of $28.5 million on net investment income of $52.7 million in the prior quarter.

Net loan servicing fees were $83.6 million, compared to $36.8 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $147.6 million and $3.4 million in other fees, reduced by $106.9 million in realization of MSR cash flows, which was up slightly from $103.9 million in the prior quarter due to increased prepayment activity on higher coupon loans. Net loan servicing fees also included $45.6 million in fair value gains on MSRs, $11.9 million in hedging losses, and $5.8 million of MSR recapture income.

Net losses on investments for the segment were $39.2 million, primarily consisting of $33.4 million in losses on MBS. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax effects.

The following schedule details net loan servicing fees:

	Quarter ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands)
From nonaffiliates:
Contractually specified	$147,592	$151,320	$152,199
Other fees	3,367	3,958	3,917
Effect of MSRs:
Change in fair value
Realization of cashflows	(106,886)	(103,859)	(88,759)
Market changes	45,587	26,247	(55,831)

	(61,299)	(77,612)	(144,590)
Hedging results	(11,881)	(44,990)	(39,944)

	(73,180)	(122,602)	(184,534)

Net servicing fees from nonaffiliates	77,779	32,676	(28,418)
From PFSI—MSR recapture income	5,807	4,090	1,208

Net loan servicing fees	$83,586	$36,766	$(27,210)

Net interest expense for the segment was $12.9 million versus $12.3 million in the prior quarter. Interest income totaled $214.6 million, up from $189.0 million in the prior quarter primarily due to a higher amount of retained investments from private label securitizations. Interest expense totaled $227.6 million, up from $201.3 million in the prior quarter, due to higher financing balances, including additional non-recourse asset-backed financing resulting from securitization activity.

Segment expenses were $23.5 million, down slightly from the prior quarter.

Aggregation and Securitization Segment

Through its Aggregation and Securitization Segment, PMT aggregates loans, either through participation in correspondent activity or direct purchases of PFSI’s production. These loans are aggregated for execution in the secondary market primarily to the Government-Sponsored Enterprises or via private label securitizations to drive organic creation of assets for long-term investment, which results in current period income. For correspondent production volumes initially acquired by PFSI, PMT retains the right to purchase up to 100% of the non-government loan production, and pays PFSI a fulfillment fee for those loans it purchases. PMT also acquires additional non-government loans from PFSI for inclusion in private label securitizations. Through these activities, PMT’s Aggregation and Securitization segment generated pretax income of $16.4 million in the first quarter, compared to $1.0 million of pretax loss in the prior quarter.

PMT purchased a total of $2.8 billion in UPB of conventional conforming and nonconforming loans through its purchase agreement that PFSI acquired from correspondent sellers, down 24% from the prior quarter. PMT acquired 18% of total conventional conforming correspondent production and 100% of nonconforming correspondent production in the first quarter. Interest rate lock commitments on loans for PMT’s account totaled $3.7 billion, down 9% from the prior quarter. Additionally, PMT acquired $1.5 billion in UPB of loans from PFSI’s production for inclusion in private label securitizations, down from $1.8 billion in the prior quarter.

Segment revenues were $33.3 million and included net gains on loans acquired for sale of $22.9 million, net interest income of $8.0 million, and other income of $2.4 million, which primarily consists of volume-based origination fees. Net gains on loans acquired for sale increased $15.7 million from the prior quarter, which included losses related to spread widening on jumbo loans held for sale during aggregation. Interest income was $39.5 million, up slightly from $39.4 million in the prior quarter, and interest expense was $31.6 million, down from $33.1 million in the prior quarter.

Segment expenses were $16.9 million, down from $17.4 million in the prior quarter due to lower volumes. The weighted average fulfillment fee rate in the first quarter was 21 basis points, up from 18 basis points in the prior quarter.

Corporate

Corporate includes interest income from cash and short-term investments, management fees, and corporate expenses.

Corporate revenues were $0.8 million, down from $0.9 million in the prior quarter. Corporate expenses were $14.8 million, down from $15.7 million in the prior quarter, and consisted of management fees of $6.8 million and $8.0 million of other corporate expenses.

Taxes

PMT recorded a provision for tax expense of $2.3 million, driven primarily by income from mortgage aggregation and securitization, and gains on MSR held in its taxable REIT subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Tuesday, May 5, 2026. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors
Kristyn Clark	Kevin Chamberlain
mediarelations@pennymac.com	Isaac Garden
805.395.9943	investorrelations@pennymac.com
818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: interest rate changes; changes in macroeconomic, consumer and real estate market conditions; changes in housing prices, housing sales and real estate values; rising homeownership costs negatively impacting housing affordability; compliance with changing federal, state and local laws and regulations that govern its business; the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; the degree and nature of the Company’s competition; the availability of, and level of competition for, attractive risk adjusted investment opportunities in mortgage loans and mortgage related assets that satisfy the Company’s investment objectives; the concentration of credit risks to which the Company is exposed; the Company’s dependence on and potential conflicts with its manager, servicer and their affiliates; the Company’s ability to mitigate cybersecurity risks, cyber incidents and technology disruptions; the development of artificial intelligence; the availability, terms and deployment of short term and long term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; the Company’s engagement in private loan securitizations; the Company’s substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; the Company’s exposure to risks of loss and disruptions in operations from severe weather events, man-made or other natural conditions, including climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage backed securities or other investments in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage backed securities or relating to the Company’s mortgage servicing rights and other investments; risks associated with the discontinuation of LIBOR; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the accuracy or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; federal and state mortgage regulations and enforcement; changes in government support of homeownership and affordability programs; changes in the Company’s investment objectives or investment or operational strategies; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands except share amounts)
ASSETS
Cash	$213,958	$271,970	$247,941
Short-term investments at fair value	187,689	190,518	204,158
Mortgage-backed securities at fair value	3,765,539	4,452,859	4,035,862
Loans held for sale at fair value	2,349,895	2,699,398	2,002,207
Loans held for investment at fair value	10,867,942	8,532,644	3,228,991
Derivative assets	54,589	55,943	45,162
Deposits securing credit risk transfer arrangements	969,725	1,009,334	1,087,949
Mortgage servicing rights at fair value	3,623,979	3,644,702	3,770,034
Servicing advances	79,200	96,830	84,733
Due from PennyMac Financial Services, Inc.	16,152	19,100	15,155
Other	374,024	373,584	154,034

Total assets	$22,502,692	$21,346,882	$14,876,226

LIABILITIES
Assets sold under agreements to repurchase	$7,300,692	$8,018,601	$6,202,539
Mortgage loan participation and sale agreements	—	—	4,576
Notes payable secured by credit risk transfer and mortgage servicing assets	2,396,545	2,258,128	2,683,368
Unsecured senior notes	684,506	1,028,300	773,122
Asset-backed financing of variable interest entities at fair value	9,903,515	7,789,303	2,967,631
Interest-only security payable at fair value	34,232	37,650	35,954
Derivative and credit risk transfer strip liabilities at fair value	27,215	9,189	17,941
Accounts payable and accrued liabilities	137,102	168,498	105,451
Due to PennyMac Financial Services, Inc.	17,500	17,122	29,198
Income taxes payable	129,677	127,476	147,773
Liability for losses under representations and warranties	5,152	5,284	5,955

Total liabilities	20,636,136	19,459,551	12,973,508

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 87,191,663, 87,016,604 and 87,010,608 common shares, respectively	872	870	870
Additional paid-in capital	1,927,759	1,927,804	1,924,902
Accumulated deficit	(603,557)	(582,825)	(564,536)

Total shareholders’ equity	1,866,556	1,887,331	1,902,718

Total liabilities and shareholders’ equity	$22,502,692	$21,346,882	$14,876,226

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Quarterly Periods Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(in thousands, except earnings per common share)
Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$150,959	$155,278	$156,116
Change in fair value of mortgage servicing rights	(61,299)	(77,612)	(144,590)
Hedging results	(11,881)	(44,990)	(39,944)

	77,779	32,676	(28,418)
From PennyMac Financial Services, Inc.	5,807	4,090	1,208

Net loan servicing fees	83,586	36,766	(27,210)
Net gains on loans held for sale	22,910	7,187	12,344
Loan origination fees	2,375	2,893	3,152
Net (losses) gains on investments and financings	(23,063)	53,033	62,313
Net interest expense
Interest income	276,091	248,252	176,091
Interest expense	279,750	254,714	182,137

Net interest expense	(3,659)	(6,462)	(6,046)
Other	(15)	146	(88)

Net investment income	82,134	93,563	44,465

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	19,723	20,046	21,729
Management fees	6,762	6,856	7,012
Loan fulfillment fees	5,737	6,538	5,290
Professional services	13,501	13,822	6,982
Compensation	2,976	3,263	2,970
Loan collection and liquidation	2,124	2,428	1,969
Safekeeping	855	1,098	1,110
Loan origination	213	132	686
Other	3,348	3,267	3,016

Total expenses	55,239	57,450	50,764

Income (loss) before provision for (benefit from) income taxes	26,895	36,113	(6,299)
Provision for (benefit from) income taxes	2,279	(16,249)	(15,979)

Net income	24,616	52,362	9,680
Dividends on preferred shares	10,455	10,455	10,455

Net income (loss) attributable to common shareholders	$14,161	$41,907	$(775)

Earnings (losses) per common share
Basic	$0.16	$0.48	$(0.01)
Diluted	$0.16	$0.48	$(0.01)
Weighted average shares outstanding
Basic	87,082	87,017	86,907
Diluted	87,082	87,017	86,907